LOAN AGREEMENT

THIS AGREEMENT dated for reference May 7, 2003 is between:

                        QUEST INVESTMENT CORPORATION, a British Columbia
                        company, having an office at Suite 300, 570 Granville Street,
                        Vancouver, British Columbia V6C 3P1

                                                                                                                (the "Lender")

AND:

                        ZI CORPORATION, an Alberta corporation, having an office at Suite
                        2100, 840 - 7th Avenue SW, Calgary, Alberta T2P 3G2

                                                                                                                 (the "Borrower")

BACKGROUND

WHEREAS the Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender the principal amount of $1,940,000 (the "Loan") on the terms and subject to the conditions of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	Definitions. In this Agreement "Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in British Columbia or Alberta.

2.	Loan Advance. Subject to and upon the fulfilment of the conditions precedent contained in paragraph 8 of this Agreement, the Lender will advance the principal amount of the Loan to the Borrower or as the Borrower may otherwise direct.

3.	Use of Proceeds. The Borrower covenants and agrees with the Lender that the Loan proceeds will be used by the Borrower to repay its indebtedness to the Lender pursuant to a loan agreement dated for reference December 5, 2002, as amended by a loan amendment agreement dated for reference March 19, 2003 and a second loan amendment agreement dated for reference April 30, 2003 (collectively, the "2002 Loan Agreement") and for no other purpose whatsoever without the express written consent of the Lender.

4.	Term and Prepayment.

	(a)	Any outstanding balance of the Loan, including principal, accrued interest, bonus and other costs or charges payable hereunder (collectively the "Outstanding Balance"), will be immediately due and payable by the Borrower to the Lender on the earlier of:

(i) June 30, 2003;

Vansol Library:509781.1 (WORD) -2-

(ii) any change of control of the Borrower ("control" being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); or

(iii) the occurrence of an Event of Default, as defined in paragraph 12 hereof.

	(b)	If, after the advance of the Loan and prior to payment in full of the Outstanding Balance, the Borrower or any of its subsidiaries sells or otherwise disposes of any of its assets or closes one or more equity or convertible debt financings, all net proceeds from such sale, disposition or financing, up to the full amount of the Outstanding Balance, will be immediately paid to the Lender, to be applied on account of the Loan. All payments made by the Borrower will be applied on account of the Loan, first to interest and any other costs or charges then owing, then to principal. To facilitate the orderly repayment of the Loan from the proposed financing (the "Proposed Financing"), the Borrower will cause funds to be delivered to the Lender at the closing of the Proposed Financing and will provide the Lender and the other parties to such financing with such assignment, acknowledgement or direction as the Lender may reasonably require to effect such payment.

	(c)	The Borrower may repay the Loan at any time before maturity, without notice or penalty.

5.	Interest. Interest will accrue on the Outstanding Balance from the date of advance of the Loan at the rate of twelve percent (12%) per annum, compounded monthly (effective annual rate of 12.68%), and be payable by the Borrower to the Lender monthly on the last Business Day of every month, as well as after maturity, default and judgment.

6.	Bonus. As additional consideration for the advance of the Loan, the Borrower will pay a bonus to the Lender as follows:

	(a)	30 days from the date of advance of the Loan, if the Loan is then outstanding, a bonus of $45,000 payable, in the Borrower's sole discretion, either in cash or in Common shares in the capital of the Borrower at a deemed price of 10% less than the weighted average price at which such Common shares traded on the Toronto Stock Exchange during the ten consecutive trading days immediately prior to the date on which such bonus is payable; subject to a maximum hold period under applicable securities laws of four months from the date of issue. If such bonus is paid in shares, the Borrower will deliver to the Lender a share certificate representing such shares registered in the name of the Lender or as the Lender may otherwise direct against delivery by the Lender of a duly executed subscription form and representation letter in form attached hereto as Schedule "C"; and

(b)	45 days from the date of advance of the Loan, if the Loan is then outstanding, a further bonus of $45,000 payable, in the Borrower's sole discretion, either in cash or in Common shares in the capital of the Borrower at a deemed price of 10% less than the weighted average price at which such Common shares traded on the Toronto Stock Exchange during the ten consecutive trading days immediately prior to the date on which such bonus is payable; subject to a maximum hold period under applicable securities laws of four months from the date of issue. If such bonus is paid in shares, the Borrower will

Vansol Library:509781.1 (WORD) -3-
deliver to the Lender a share certificate representing such shares registered in the name of the Lender or as the Lender may otherwise direct against delivery by the Lender of a duly executed subscription form and representation letter in form attached hereto as Schedule "C";

(collectively, any Common shares issued pursuant hereto, the "Bonus Shares").

7.	Right of First Refusal. The Borrower will provide the Lender with written confirmation of all material particulars of any proposed equity or convertible debt offering by it not less than five (5) Business Days prior to the anticipated closing of same, and the Lender will have a right of first refusal to participate in such offering, provided that the Lender shall have exercised such right of first refusal by communication same in writing to the Borrower not less than two (2) Business Days prior to closing.

8.	Conditions Precedent. As conditions precedent to the advance of the Loan by the Lender:

	(a)	the Borrower will:

(i) have received the conditional approval of The Toronto Stock Exchange (the "Exchange") to the issuance and listing of the Bonus Shares and shall provide the Lender with a copy of such written approval upon receipt of same;

(ii) execute and deliver to the Lender a promissory note, in the form attached hereto as Schedule "A" (the "Note");

(iii) execute and deliver an irrevocable direction to apply the proceeds of the Loan on account of the amounts outstanding under the 2002 Loan Agreement and have advanced to the Lender sufficient funds to pay out all other amounts outstanding under the 2002 Loan Agreement;

(iv) execute and deliver to the Lender a general security agreement under which the Borrower will grant in favour of the Lender a security interest in all of its present and after-acquired personal property, subject and subordinate only to the security interest granted to America Online Inc. pursuant to the Settlement Agreement;

(v)	execute and deliver to the Lender a share pledge agreement (the "Zi Pledge Agreement") under which the Borrower will pledge and grant a first security interest in favour of the Lender over 29,750,000 Common shares in the capital of Magic Lantern Group, Inc., together with certificates representing the pledged shares, medallion signature guaranteed stock powers of attorney and certified directors' resolutions for each share certificate, authorizing the pledge and transfer of the pledged shares, and such other documents or instruments as the Lender may require in connection therewith, all in form and terms satisfactory to the Lender. The Lender agrees that within one Business Day of a written request from the Borrower, the Lender will release any security interest it has on, and deliver to the Borrower such Magic Lantern shares as requested by the Borrower (up to 20,000,000 cumulative) for use in connection with any proposed arms length financing, sale or other disposition of such shares, provided that the

Vansol Library:509781.1 (WORD) -4-
net proceeds of any such transaction will, in accordance with paragraph 4(b) hereof, be paid to the Lender to be applied on account of the Loan. The Borrower will provide the Lender with all necessary assistance to facilitate the re-registration of the Magic Lantern shares in such denominations as the Borrower may require;

(vi) cause to be executed and delivered by Quarry Bay Investments Inc. ("Quarry Bay") a limited recourse guarantee and share pledge agreement, under which Quarry Bay will guarantee all obligations of the Borrower to the Lender and pledge and grant a first security interest in favour of the Lender over 1,500,000 Common shares in the capital of the Borrower as security therefor, together with certificates representing the pledged shares, medallion signature guaranteed stock powers of attorney and certified directors' resolutions for each share certificate, authorizing the pledge and transfer of the pledged shares, and such other documents or instruments as the Lender may require in connection therewith, all in form and terms satisfactory to the Lender; and

(vii) deliver to the Lender certified copies of the settlement agreement reached with American Online, Inc. concerning the settlement of litigation commenced under Civil Case Number C 00-098 MMC in the United States District Court for the Northern District of California, San Francisco Division (the "Settlement Agreement"), together with all document and instruments delivered thereunder, including the Consent Judgment and Security Agreement;

	(b)	the representations and warranties of the Borrower contained in paragraph 9 will be true and correct in all material respects and the Borrower will have complied with all covenants required to be complied with by it prior to the advance of the Loan by the Lender;

	(c)	the Lender will have completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrower, Quarry Bay and Magic Lantern; and

	(d)	the Lender will have received the approval of its board of directors, and will in its sole and absolute discretion, be satisfied as to the creditworthiness of the Borrower and the adequacy of the collateral security provided herein.

If any of the foregoing conditions precedent are not satisfied or waived by the Lender in writing on or before May 8, 2003, this Agreement will terminate, and the Lender will be under no further obligation to the Borrower in connection with the transaction contemplated herein.

9.	Representations and Warranties. The Borrower represents and warrants to the Lender as follows:

	(a)	the Borrower is a corporation incorporated under the Business Corporations Act (Alberta), has not discontinued or been dissolved under that Act;

	(b)	the Borrower has the power and authority to carry on its businesses as now being conducted, to acquire, own, hold, lease and mortgage or grant security in its assets
Vansol Library:509781.1 (WORD) -5-
including real property and personal property, and to enter into and perform its obligations under this Agreement, the Note and all other documents or instruments delivered hereunder or thereunder;

	(c)	this Agreement has been, the Note and all ancillary instruments or documents issued and delivered hereunder by the Borrower when executed, will have been duly authorized by all necessary action of the Borrower and each constitutes or will constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

	(d)	the Borrower is not in breach of or in default under any obligation in respect of borrowed money and the execution and delivery of this Agreement, the Note and all ancillary instruments or documents issued and delivered hereunder, and the performance of the terms hereof and thereof will not be, or result in, a violation or breach of, or default under the Borrower=s constating documents, any law, any judgment, agreement or instrument to which it is a party or may be bound;

	(e)	except for the approval of the Exchange which the Borrower has sought and received, the execution and delivery by the Borrower and the performance of its obligations hereunder does not and will not require any recording, filing, qualification or registration with, consent, authorization, approval of, or notice or other action to, with or by, any governmental or regulatory body;

	(f)	except as publicly disclosed in news releases or other continuous disclosure filings made through SEDAR prior to the date of this Agreement, no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing, or to the best of the Borrower's knowledge are pending, against the Borrower or any of its assets or affecting any of its assets which could have a material adverse effect on its business or assets;

	(g)	the audited annual financial statements for Borrower for the fiscal year ended December 31, 2001 and the financial statements for the fiscal period ended September 30, 2002 (collectively, the "Financial Statements"), fairly present the financial affairs of Borrower as of the date to which they are made, they have been prepared in accordance with generally accepted accounting principles consistently applied;

	(h)	there has been no adverse material change (actual, contemplated or threatened) in the property, assets or business of the Borrower or any of its subsidiaries since the date of release of the Financial Statements, other than as publicly disclosed in news releases or other continuous disclosure filings made through SEDAR prior to the date of this Agreement; and

	(i)	the Borrower has no direct or indirect subsidiary corporations, except as set forth on Schedule "B".

10.	Positive Covenants of the Borrower. The Borrower covenants and agrees that so long as any
Vansol Library:509781.1 (WORD) -6-
monies will be outstanding under this Agreement, it will:

(a)

use its best efforts to obtain the written consent of America Online, Inc. ("AOL") to the subordination of its security to the security of the Lender, as contemplated pursuant to Section 5.18 of the Security Agreement between the Borrower and AOL dated December 6, 2002; provided that when used herein, "best efforts" shall not require the Borrower to commence any legal action against AOL prior to June 30, 2003, or the payment of any amounts to AOL other than as contemplated in Section 5.18 of such security agreement;

	(b)	cause to be executed and delivered legal opinions of Borrower's counsel and the Guarantor's counsel, in form and terms satisfactory to the Lender and its counsel, within five Business Days of the date of this Agreement;

	(c)	at all times maintain its corporate existence and the corporate existence of all other corporations owned or controlled by it that own assets material to the Borrower's business;

	(d)	duly perform its obligations under this Agreement;

	(e)	promptly pay when due all agency or finders' fees payable in connection with the Loan or this Agreement and indemnify and save harmless the Lender from all claims in respect of any such fees;

	(f)	carry on and conduct its business in a proper business-like manner in accordance with good business practice and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles;

	(g)	furnish and give to the Lender within seven (7) Business Days of delivery of a written demand from the Lender such reports, certificates, updated financial statements, including monthly internal financial and operational reports and documents and such other information with respect to the Borrower as the Lender may request;

	(h)	provide the Lender with written notice of any proposed financing made by or to the Borrower;

	(i)	forthwith provide to the Lender copies of all financial statements, both audited and unaudited, as they become available from time to time;

	(j)	furnish and give to the Lender (if such is the case) notice that there has occurred and is continuing an Event of Default under this Agreement or any event which would constitute an Event of Default hereunder or thereunder and specifying the same; and

	(k)	perform and do all such acts and things as are necessary to perfect and maintain the security provided to the Lender pursuant to this Agreement.

11.	Negative Covenants of the Borrower. The Borrower covenants and agrees with the Lender that the Borrower will not without first obtaining the written consent of the Lender:

	(a)	except for the security interest granted pursuant to the Settlement Agreement and
Vansol Library:509781.1 (WORD) -7-
Permitted Encumbrances (as defined below), make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance that ranks equal to or in priority to the security interest of the Lender over the assets of the Borrower. For the purposes of this subparagraph, "Permitted Encumbrances" shall mean:

(i) undetermined or inchoate liens arising in the ordinary course of business;

(ii) any lien or trust arising in connection with workers' compensation, employment insurance, pension or employment law;

(iii) public and statutory liens not yet due and similar liens arising by operation of law; and

(iv) the interest of any person under any operating lease or purchase money security interest;

	(b)	declare or provide for any dividends or other payments based on share capital;

	(c)	redeem or purchase any of its shares;

	(d)	except as provided in the Pledge Agreement, make any sale of or dispose of any substantial or material part of its business, assets or undertaking, including its interest in the shares or assets of any subsidiary outside of the ordinary course of business;

	(e)	save and except for purchase money security interests, chattel mortgages and equipment leases entered into in the ordinary course of business, borrow or cause any subsidiary to borrow money from any person other than the Lender without first obtaining and delivering to the Lender a duly signed assignment and postponement of claim by such person in favour of the Lender, in form and terms satisfactory to the Lender;

	(f)	pay out any shareholders loans or other indebtedness to non-arm=s length parties; or

	(g)	guarantee the obligations of any other person, directly or indirectly.

12.	Events of Default. Each and every of the events set forth in this paragraph will be an event of default ("Event of Default"):

	(a)	if the Borrower fails to make any payment of principal, interest or bonus when due hereunder, and such failure continues for two (2) Business Days;

	(b)	if the Borrower defaults in observing or performing any material term, covenant or condition of this Agreement or any other collateral document delivered hereunder or in connection with the Loan, other than the payment of monies as provided for in subparagraph (a) hereof, on its part to be observed or performed and such failure continues for ten (10) Business Days;

	(c)	if the Borrower defaults in its payment obligations due under Settlement Agreement and the $9,000,000 Payment Amount (as defined therein) becomes due and payable in full;
Vansol Library:509781.1 (WORD) -8-

	(d)	if the Borrower is in default of prescribed filings with applicable securities regulatory authorities, the Exchange or any other stock exchange or market on which their shares trade (collectively, the "Authorities"), or is subject to any suspension or cease trade order issued by any such Authority and such default, suspension or cease trade order continues for ten (10) Business Days;

(e)

if any of the Borrower's covenants or representations in this Agreement or any other collateral document delivered hereunder or in connection with the Loan were at the time given false or misleading in any material respect;

(f)

if Borrower defaults, in any material respect, in observing or performing any term, covenant or condition of any debt instrument or obligation by which it is bound in excess of $100,000, makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts as they become due, or is adjudicated bankrupt or insolvent;

(g)

if Borrower permits any sum in excess of $100,000 which has been admitted as due by the Borrower, or is not disputed to be due by it, and which forms or is capable of being made a charge upon any of the assets or undertaking of the Borrower to remain unpaid or not challenged for 30 days after proceedings have been taken to enforce the same;

	(h)	if Borrower, either directly or indirectly through any material subsidiary, ceases or threatens to cease to carry on business;

(i)

if Borrower petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect; and

(j)

if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against Borrower which is not opposed by the Borrower in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding.

	(k)	if any receiver, receiver-manager, trustee, custodian, liquidator or similar agent is appointed for the Borrower or for any of the Borrower=s property;

	(l)	if the Borrower is a corporation and any proceedings concerning the Borrower are commenced under the Companies Creditors Arrangement Act (Canada);

(m)

if any execution, sequestration, extent or any other process of any Court becomes enforceable against the Borrower or if a distress or analogous process is levied upon the assets of the Borrower or any part thereof;

	(n)	if, in the reasonable opinion of the Lender, a material adverse change occurs in the financial condition of the Borrower; and

	(o)	if the Lender in good faith and on commercially reasonable grounds believes that the
Vansol Library:509781.1 (WORD) -9-
ability of the Borrower to pay any of the Outstanding Balance to the Lender or to perform any of the covenants contained in this Agreement or any other collateral agreement or other document is impaired or any security granted by the Borrower to the Lender is or is about to be impaired or in jeopardy.

13.	Effect of Event of Default. If any one or more of the Events of Default occurs or occur and is or are continuing, the Lender may without limitation in respect of any other rights it may have in law or hereunder, or under the Note or the Pledge Agreement, demand immediate payment of all monies owing hereunder.

14.	Lender's Legal Fees. The Borrower will pay for the Lender's reasonable legal fees and other costs, charges and expenses (including due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the security hereunder, as may be required by the Lender to complete this transaction. If the Borrower fails to pay all of the Lender=s legal fees and other costs, charges and expenses due hereunder, within 30 days of presentment of an invoice, such amount will be added to and form part of the principal amount of the Loan and will accrue interest from such date as if it had been advanced by the Lender to the Borrower hereunder.

15.	Indemnity. The Borrower agrees to indemnify and save harmless the Lender and each of its directors, officers, employees and agents from and against all liabilities, claims, losses, damages and reasonable costs and expenses in any way caused by or arising directly or indirectly from or in consequence of the occurrence of any Event of Default under this Agreement.

16.	Notices. In this Agreement:

(a)

any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post to the address or facsimile transmission number of each party set out below:

(i) if to the Lender: Quest Investment Corporation Suite 300, 570 Granville Street Vancouver, B.C. V6C 3P1 Attention: A. Murray Sinclair Fax No: (604) 681-4692

(ii) if to the Borrower: Zi Corporation Suite 2100, 840 - 7th Avenue SW Calgary, Alberta T2P 3G2 Attention: General Counsel Fax No.: (403) 233-8878
Vansol Library:509781.1 (WORD) -10-

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

	(b)	notice or communication will be considered to have been received:

(i) if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii) if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii) if mailed by prepaid registered post upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

17.	Assignment. The Borrower acknowledges and agrees that the Lender may assign all or part of the Loan, this Agreement and all collateral agreements, documents or instruments delivered hereunder to one or more assignees that are not non-residents of Canada (under the Income Tax Act (Canada)), subject only to the Lender=s notification of such assignment or assignments being given in writing to the Borrower.

18.

Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees, net of all applicable withholding taxes, to make all payments of interest, principal and bonus due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Loan as set out in such written notice and direction, absent which all such payments may be made to the Lender.

19.	Non-Disclosure. All confidential information, including the terms of this Agreement, other than confidential information that is required by law to be disclosed by the party receiving the confidential information to any administrative body, will be held by the parties in the strictest confidence and will not be disclosed to any person, except as provided below, provided that the confidential nature of the information is made known to the disclosing party.

The restrictions set out above do not apply to confidential information:

	(a)	of a party where that party consents in writing to its disclosure;

	(b)	which becomes part of the public domain, other than by a breach of this paragraph;

	(c)	received from a third party without restriction on further disclosure and without breach of paragraph;

	(d)	to the extent required or prudent to be disclosed pursuant to applicable securities laws or by order or direction of a court or administrative body of competent jurisdiction; or
Vansol Library:509781.1 (WORD) -11-

	(e)	to the extent necessary for the Lender to enforce this Agreement or the security or obligations delivered or contemplated herein.

Confidential information received by the Lender may be disclosed to its affiliates and proposed assignees and participants and to the employees, auditors, accountants, legal counsel and other consultants and financial advisors of the Lender, its affiliates and proposed assignees or participants on a need to know basis only. The obligations of the parties under this paragraph will survive the termination of this Agreement.

20.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

21.	Waivers. No failure or delay on the Lender's part in exercising any power or right hereunder will operate as a waiver thereof.

22.	Remedies are Cumulative. The Lender's rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

23.	Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

24.	Criminal Code Compliance. In this paragraph the terms "interest", "criminal rate" and "credit advanced" have the meanings ascribed to them in Section 347 of the Criminal Code (Canada) as amended from time to time. The Borrower and the Lender agree that, notwithstanding any agreement to the contrary, no interest on the Loan or the credit advanced by the Lender under this Agreement will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:

	(a)	the elements of return which fall within the term "interest" will be reduced to the extent necessary to eliminate such excess;

	(b)	any remaining excess that has been paid will be credited towards prepayment of the Loan; and

	(c)	any overpayment that may remain after such crediting will be returned forthwith to the Borrower upon demand,

and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lender will perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the parties. This Agreement, the Note and all related agreements and documents will automatically be modified to reflect such modifications without the necessity of any further act or deed of the Borrower and the Lender to give effect to them.

25.	Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest

Vansol Library:509781.1 (WORD) -12-
extent possible by law.

26.	Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Borrower and the Lender submit to the non-exclusive jurisdiction of the Courts of the Province of British Columbia and agree to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

27.	Judgment Currency. If to obtain a judgment in any court it is necessary to convert a sum due hereunder in US Dollars into Canadian Dollars, the rate of exchange to be applied will be the Bank of Canada noon rate for the purchase of US Dollars with Canadian Dollars on the Business Day proceeding that on which final judgment is given. The obligation of the Borrower in respect of any sum due from it under this Agreement in US Dollars will, notwithstanding any judgment in Canadian Dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be due hereunder in Canadian Dollars the Lender may purchase US Dollars with Canadian Dollars at the Bank of Canada noon rate, and if the amount of US Dollars so purchased falls short of the sum originally due to the Lender in US Dollars, the Borrower agrees, as a separate obligation and notwithstanding any judgment, to indemnify the Lender against such shortfall.

28.	Amendment. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

29.	Schedules. All Schedules attached hereto will be deemed fully a part of this Agreement.

30.	Currency. All references herein to "dollars" or "$" are to United States dollars, unless otherwise indicated.

31.	Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

QUEST INVESTMENT CORPORATION

Per:     "Murray Sinclair"
           Authorized Signatory

ZI CORPORATION

Vansol Library:509781.1 (WORD) -13-

Per:     "Michael E. Lobsinger"
           Authorized Signatory

Vansol Library:509781.1 (WORD) -14-

SCHEDULE "A"
PROMISSORY NOTE

Principal Amount: US$1,940,000

        As collateral security for the obligations of ZI CORPORATION (the "Borrower") to QUEST INVESTMENT CORPORATION (the "Lender") and for value received, the Borrower hereby promises to pay to the Lender the principal sum of ONE MILLION NINE HUNDRED FORTY THOUSAND UNITED STATES DOLLARS (US$1,940,000) (the "Loan") on the earlier of:

(a)	June 30, 2003;
(b)

any change of control of the Borrower ("control" being defined as ownership of or control of direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower; and

(c)	the occurrence of an Event of Default (as defined in the loan agreement between the Borrower and the Lender dated for reference May 7, 2003),

together with interest accruing on the outstanding principal amount from the date hereof at a rate of TWELVE PERCENT (12%) per annum, compounded monthly (effective rate of 12.68% per annum), before and after each of maturity, default and judgment, payable monthly on the last Business Day of every month. All payments under this promissory note will be made by certified cheque, cash or bank draft and delivered to the Lender at Suite 300, 570 Granville Street, Vancouver, British Columbia V6C 3P1. All payments made by the Borrower will be applied first to interest, bonus and any other costs or charges owed to the Lender, then to principal.

        The undersigned is entitled to prepay this promissory note, in whole or in part, without notice or penalty. This promissory note will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. In this promissory note, ABusiness Day@ means a day which is not a Saturday, Sunday or a statutory holiday in British Columbia. The undersigned hereby waives notice of dishonour and presentment.

        Dated: May 7, 2003.

ZI CORPORATION

Per:
        Authorized Signatory

Vansol Library:509781.1 (WORD) -15-

SCHEDULE "B"
SUBSIDIARIES